Exhibit 99.1

Raytheon and VIASPACE to team on security applications

WASHINGTON, Dec. 4, 2006 /PRNewswire/ — Raytheon Company’s (NYSE: RTN — News) Network Centric Systems (NCS) and VIASPACE Inc. (OTC Bulletin Board: VSPC — News) recently signed a teaming agreement that will include collaboration on sensor and data fusion and real-time diagnostic solutions aimed at homeland security and national defense applications.

This teaming agreement will enable both companies to jointly pursue new and emerging security applications built around the real-time analysis of advanced sensor technologies with a specific focus on the security arena.

“Raytheon NCS has a long history of successfully collaborating with small, innovative technology companies,” said Gene Blackwell, vice president of Raytheon’s NCS Rapid Initiatives Group (RIG). “We are pleased to work with VIASPACE to create new and compelling real-time homeland defense solutions and security systems.”

The RIG, a NCS team of engineers, scientists, business development and program management experts, can quickly draw on skills and experience throughout Raytheon in order to provide timely solutions to complex challenges. The RIG’s speed and agility enables Raytheon to streamline development processes, getting critical solutions into the hands of customers faster.

“We look forward to partnering with Raytheon on these applications,” said Dr. Carl Kukkonen, CEO of VIASPACE. “We expect our collective experience in developing innovative solutions will bring state-of-the-art products to our customers.”

Raytheon Company with 2005 sales of $21.9 billion is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

VIASPACE was originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex security challenges. For additional information, visit http://www.viaspace.com, or for investor relations contact Dr. Jan Vandersande, at 800.517.8050.

Contact:

Raytheon Company

Ginny McAdams

703.284.4412

VIASPACE Inc.

AJ Abdallat

626.768.3361

Source: Raytheon Company